EXHIBIT 2.1

HARVARD BUSINESS SERVICES, INC. 16192 COASTAL HIGHWAY LEWES, DELAWARE 19958-9776 Phone: (302) 645-7400 (800)-345-2677 Fax: (302) 645-1280 www.delawareinc.com

Dr. John Hoggle

Johns Hopkins University-mcc

9601 Medical Center Drive, Workstation 227

Rockville, MD 20850

Dear Dr. Hoggle,

We would like to convey our congratulations to you and Verax Research Services, Inc.. We hope you enjoy terrific success with your new company. Thank you for giving us the opportunity to serve you as your incorporator and Delaware Registered Agent. You are now our valued client and we want to increase your success in any way we can.

Name: Verax Research Services, Inc.

Date of Incorporation: July 10, 2017

Delaware file number: 6473327                                            HBS Record ID Number: 331572

Enclosed is the Recorded Copy of your Certificate of Incorporation. Please review the information on the certificates and insert them in your corporate kit.

Please remember these three things in the future:

1. We must be made aware of any address changes. You may provide this information to us via email (mail@delawareinc.com) or phone (800-345-2677 ext. 6903). This will ensure that we remind you of the following two things:

2. Delaware franchise tax and report are due March 1st each year. If the tax and report are not filed at the State of Delaware by March 1st, a $125 late penalty plus 1.5% interest monthly will be imposed by the State of Delaware and your company will become delinquent. Failure to file the tax two years in a row will cause the company to become void.

3. Your annual registered fee of $50 is due on the anniversary month of your corporation. If the registered agent fee is not received by the due date, a $25 late penalty will be imposed. Failure to pay the registered agent fee within 3 months of the due date may lead to the loss of your registered agent, which could cause your company to become forfeit with Delaware.

We would like to thank you once again, and wish you the best of luck. You can help us by telling a friend or business associate about our services. We work hard to keep things simple for you and your associates when it's time to incorporate.

Sincerely, Filing Department Harvard Business Services, Inc.

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State of Delaware Secretor% of State Division of Corporations Delivered 12:06 PM 07/10/2017 FILED 12:06 PM 07/10/2017 SR 20175148554 - File Number 6473327	CERTIFICATE OF INCORPORATION OF Verax Research Services, Inc.

FIRST: The name of the corporation is: Verax Research Services, Inc.

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 10,000 shares having a par value of $0.010000 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this July 10, 2017.

Signed and Attested to by: 004K.

Harvard Business Services, Inc., Incorporator By: Richard H. Bell, II, President

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STATEMENT OF INCORPORATOR

*************************

IN LIEU OF ORGANIZATIONAL MEETING

FOR

Verax Research Services, Inc.

July 10, 2017

We, Harvard Business Services, Inc., the incorporator of Verax Research Services, Inc. -- a Delaware Corporation -- hereby adopt the following resolution pursuant to Section 108 of the General Corporation Law of Delaware:

Resolved: That the certificate of incorporation of Verax Research Services, Inc. was filed with the Secretary of State of Delaware on July 10, 2017.

Resolved: That on July 10, 2017 the following persons were appointed as the initial Directors of the Corporation until their successors are elected and qualify:

John R Hoggle

Brent Berisford

Jeffrey L. Greenspan, Esq.

Resolved: That the bylaws included with this resolution are the initial bylaws approved by the incorporator.

Resolved: That the Secretary of the Company is hereby authorized and directed to execute a certificate of adoption of the bylaws or repeal the initial bylaws and create a custom set of bylaws to be adopted and approved by the directors.

Resolved: The powers of this incorporator are hereby terminated, and said incorporator shall no longer be considered a part of the body corporate of the above named corporation.

This resolution shall be filed in the minute book of the company.

HARVARD BUSINESS SERVICES, INC., Incorporator By: Richard H. Bell, President

*** This document is not part of the public record. Keep it in a safe place. ***

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HARVARD BUSINESS SERVICES, INC.

www.delawareinc.com 0 16192 Coastal Highway, Lewes, Delaware 19958

E-mail: info@delawareinc.com 0 Tel: 302-645-7400 II 800-345-2677, ext. 6911

Did you know we offer many services other than formation/registered agent services? Below is a description of some of our popular services:

Foreign Qualification:

Many companies choose Delaware as their State of formation to take advantage of the strong corporate law structure but they do not actually do business in the State of Delaware. If your business will operate in a State other than the State of Delaware, a foreign qualification filing will typically be required. This filing allows a company to transact business in a jurisdiction other than where it was formed. Since every State has their own requirements to foreign qualify, let HBS take care of this detail for you.

Good Standing Certificates (Also known as Certificates of Existence):

A certificate of good standing may be required by many different parties, such as banks or different States. We can obtain a good standing from the State of Delaware for you to eliminate the hassle of dealing with the State of Delaware. You may place the order online, www.delawareinc.com/gstanding or contact us by email, phone or fax.

Tax ID Service:

We can obtain the Federal Tax Identification Number for your Delaware Corporation or LLC. The Federal Tax Identification Number, also known as a company's "EIN", is mandatory for opening US bank accounts, obtaining loans, hiring employees, or conducting business in the United States. Our service eliminates the hassle of dealing with the IRS.

Mail Forwarding Services:

After forming companies, many clients do not have a physical address, other than their home offices; others want to establish a U.S. presence. Harvard Business Services, Inc. combines the benefits of a DE company with a unique mail forwarding service! Some of our mail forwarding services are:

Premium Service: This service is based on an annual fee that includes weekly forwarding of all business correspondence for 1 year. Reasonable postage is built-in to the price. Over-sized packages are not included.

Basic 6 Service: This service includes 6 forwards (6 pieces of mail). We suggest this service for clients who expect to receive little or no mail at all. You have the option to renew or upgrade this service once the 6 forwards have been exhausted or when the year term has expired, whatever comes first. Reasonable postage is built into the price. Over-sized packages are not included.

Basic 15 Service: This service includes 15 forwards (15 pieces of mail). We suggest this service for clients who may not receive a high volume of mail, but expect more than what would be covered under the Basic 6 service. For example, this service would be great for a company looking to receive 1 bank statement a month. You have the option to renew or upgrade this service once the 15 forwards have been exhausted or when the year term has expired, whatever comes first. Reasonable postage is built into the price. Over-sized packages are not included.

All mail forwarding services can be viewed at our website: www.delawareinc.com/ourservices/mailfwd

Many of our other services can be found on our website: www.delawareinc.com/ourservices.

To initiate any of the above services, please call 1-800-345-2677 ext. 6911 or 302-645-7400 ext. 6911.

You may also send an email request to info(&,delawareinc.com.

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HARVARD BUSINESS SERVICES, INC. 16192 COASTAL HIGHWAY LEWES, DELAWARE 19958-9776 Phone: (302) 645-7400 (800)-345-2677 Fax: (302) 645-1280 www.delawareinc.com

ACCOUNT:

Dr. John Hoggle

Johns Hopkins University-mcc

9601 Medical Center Drive, Workstation 227

Rockville, MD 20850

July 11, 2017

RECEIPT:

Delaware Formation Services for:

Verax Research Services, Inc.

Delaware Division of Corporations file # 6473327 Record ID # 331572

Incorporation                        $229.00

AMOUNT PAID: $229.00

PAID IN FULL

*** Keep this receipt for your records ***

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AMENDED ARTICLES OF INCORPORATION

OF

VERAX RESEARCH SERVICES, INC.

ARTICLE I

NAME.

The name of this corporation is “Verax Research Services, Inc.” (the “Corporation”).

ARTICLE II

PURPOSES AND POWERS.

1.	Purposes. Except as may otherwise be restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated under the General Corporation Law of Delaware (the “GCLD”).

2.	General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights to which a corporation may exercise legally pursuant to the GCLD in force as of the filing date of these Articles of Incorporation.

3.	Duration. The Corporation shall have the power to exist in perpetuity, from and after the date of the filing of these Articles of Incorporation with the Secretary of State of the State of Delaware unless otherwise dissolved by the Board of Directors, the shareholders or by operation of law.

ARTICLE III

CAPITAL STOCK.

1.	Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is an aggregate one hundred twenty-five million (125,000,000) shares of common stock with a par value of $0.01 per share and one million shares (1,000,000) shares of preferred stock with a par value of $0.01 per share, the rights and preferences of the latter which shall be designated in the future.

ARTICLE IV

DIRECTORS AND OFFICERS.

1.	Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

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2.	Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCLD. If the GCLD is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCLD, as so amended from time to time.

3.	Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Delaware or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit, or proceeding (including without limitation, an action, suit, or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit, or proceeding, or in the defense of any claim, issue, or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

4.	Maximum Powers to Board Members. Unless expressly prohibited by law or unless otherwise provided herein to the contrary, the Board of Directors may engage in any lawful conduct and any conduct not prohibited by state law, including as authorized by the bylaws, and unless otherwise provided by law, without shareholder approval or shareholder vote, and with or without advance notice to the shareholders, including without limitation to:

make, alter, alter or amend the articles of incorporation or the bylaws of the Corporation, including (a) changing the number of authorized shares; (b) initiating a forward or a reverse split, provided that it is approved by the majority vote of shareholders entitled to vote, (c) changing the par value of any class or series of stock (d) merger or (e) share exchange;

fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation;

from time-to-time, determine whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this corporation (other than the original or duplicates stock ledger), or any of them, shall be open to inspection of stockholders, and no stockholder shall have any right of inspection any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors;

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indemnify any person who was or is a party or is threatened to be made a party to any pending or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, except and action by or in the right of the Corporation, by reason of the fact the he is or was an officer, director, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  To indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation (derivative actions) to procure a judgment in its favor by reason of the fact the he is or was an officer, director, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably believed to be in or not opposed to the best interest of the Corporation.  No officer, director, employee or agent of the Corporation may be indemnified in a derivative action for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Corporation or for the amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper;

furnish indemnification of an officer or director, by majority vote of a quorum of directors who were not parties to the act, suit or proceeding.

confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute This corporation may, in its bylaws.

5.	Initial Director. The initial director of the Corporation following its incorporation is:

Johns Hopkins University-mcc

9601 Medical Center Drive, Workstation 227

Rockville, MD 20850

6.	Initial Officers. The initial officer of the Corporation following its incorporation is Dr. John Hoggle, who will serve (unless or until otherwise determined by the shareholders) as the Corporation’s President, Chief Executive Officer, Secretary, Chief Operating Officer, Treasurer and Chief Financial Officer.

ARTICLE V

REGISTERED OFFICE AND REGISTERED AGENT.

The Corporation’s initial registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS

TO CORPORATION AND SHAREHOLDERS.

No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under the General Corporation Law of Delaware or any amendment thereto or successor provision thereto; (b) shall have breached the director’s duty of loyalty to the Corporation or its shareholders; c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit.  Neither the amendment nor repeal of this article, nor the adoption of any provision in these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the effect of this article in respect of any matter occurring prior to such amendment, repeal, or adoption of an inconsistent provision.  This article shall apply to the full extent now permitted by the General Corporation Law of Delaware or as may be permitted in the future by changes or enactments in the General Corporation Law of Delaware.

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IN WITNESS WHEREOF, I, Dr. J Randall Hoggle, authorized and empowered to act on behalf of Verax Research Services, Inc., has subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of in May 3, 2019.

VERAX RESEARCH SERVICES, INC., a Delaware corporation

/s/ Dr. J Randall Hoggle
By:	Dr. J Randall Hoggle
Its:	President as well as Chairman of the Board

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